Exhibit 99.1

VAALCO ENERGY ANNOUNCES SUCCESSFUL AVOUMA 3H-ST DEVELOPMENT WELL PLACED ON PRODUCTION

HOUSTON – April 26, 2022 – VAALCO Energy Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") today announced the successful completion of the Avouma 3H-ST development well that was drilled from the Avouma platform in the Etame field, offshore Gabon. The initial flow rate of the well was approximately 3,100 gross barrels of oil per day (“BOPD”), which was above VAALCO’s internal expectations. This sidetrack well targeted existing high-quality Gamba hydrocarbons at the top of a structure that have not previously been produced by prior wells.  This is the second successful well of VAALCO’s 2021/2022 drilling campaign.

Highlights

•	Successfully completed and placed on production the Avouma 3H-ST development well with a lateral of 268 meters in high quality Gamba sands near the top of the reservoir;
•	Confirms extension of Avouma reservoir and is forecasted to increase the overall recovery from the field, potentially allowing for additional wells at Avouma;
•

Reported strong initial flow rate of approximately 3,100 gross BOPD, 1,586 BOPD net revenue interest (“NRI”) to VAALCO, or 1,823 BOPD to VAALCO’s working interest (“WI”), above VAALCO’s internal expectations;

•	Drilling has commenced on the next well in the drilling program, the ETBSM 1HB-ST development well, also on the Avouma platform;
o	Targeting the Gamba reservoir; and
o	Testing the Dentale formation, which is productive in other areas in the Etame license, with the potential to complete and produce from the Dentale in this well.

George Maxwell, VAALCO’s Chief Executive Officer, commented, "We are very excited with the initial results from another highly successful development well at Etame. The initial rates of 3,100 gross BOPD are exceeding our initial internal estimates and demonstrate the potential of this new extension reservoir at Avouma. We have now brought online two successful development wells in 2022 with very strong initial flow rates at an opportune time, with sustained higher Brent pricing. We have begun drilling our third well, the ETBSM 1HB-ST development well, which will also target the Gamba reservoir, but just as importantly, allow us to test the deeper Dentale formation at South Tchibala which has not yet been delineated in this area. The increasing revenue we are generating due to the higher pricing and higher production is allowing us to grow our cash position and fund all of our 2022 capital expenditures with cash on hand and cash from operations. We continue to execute on our strategy and deliver strong operational results allowing us to continue to return cash to shareholders through our dividend and increase overall value of our assets."

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.